Exhibit 32.2

Certification Pursuant to 18 U.S.C. § 1350

The undersigned officer certifies that this Annual Report on Form 10-Q complies with the requirements of Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended, and the information contained in such report fairly represents, in all material respects, the financial condition and results of operations of the Company.

Date:	August 8, 2008
By:	/s/ Arthur M. Evans
Arthur M. Evans, Chief Financial Officer